                                                                     Exhibit 8.2

                      [OLIVE LLP LETTERHEAD APPEARS HERE]


January 15, 1999

Board of Directors
First Bancorp of Indiana, Inc.
2200 West Franklin Street
Evansville, Indiana  47712

Board of Directors
First Federal Savings Bank of Evansville
2200 West Franklin Street
Evansville, Indiana  47712

Gentlemen:

This document sets forth our opinion regarding the State of Indiana income tax consequences of the proposed conversion of First Federal Savings Bank ("Bank") from a federally-charted mutual savings bank form of organization to a federally-charted stock savings bank ("Savings") and the acquisition of the Bank by First Bancorp of Indiana, Inc. ("Holding Company").

Capitalized terms used herein which are not expressly defined shall have the meaning ascribed to them in the federal tax opinion dated January 15, 1999 from the law firm Muldoon, Murphy & Faucette LLP.

Scope of Opinion
----------------

In arriving at our opinion, we have relied solely upon the factual information contained in the January 15, 1999 federal tax opinion letter from Muldoon, Murphy & Faucette LLP, the representations concerning the proposed transaction by Holding Company and Bank management delineated in the January 15, 1999 federal tax opinion letter (of the law firm of Muldoon, Murphy & Faucette LLP) and other representation and discussions with Holding Company and Bank management.

Opinion
-------

     Based solely on the factual information contained in the aforementioned sources, and representations of Holding Company and Bank management, in our view the proposed conversion of Bank into Savings will constitute a reorganization transaction for State of Indiana purposes under the principles of IRC 368(a)(1)(F). Neither Bank nor Savings shall recognize gain or loss as a result of the conversion.

January 15, 1999
Page Two


Likewise, due to the tax-free nature of the transaction for Indiana tax purposes, the remaining opinions as expressed in the federal tax opinion will result in identical treatment for Indiana purposes.

Other Limitations of Oipinion
-----------------------------

No opinion is expressed concerning the income tax treatment of the transaction under any provision of federal law or any other state taxing jurisdiction, or as to the tax treatment of any conditions existing at the time of, or effects from, the transaction not specifically discussed above.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-1 of the Holding Company and the Form AC Application for Conversion of the Bank and the references to and summary of this opinion in such Registration Statement and Application for Conversion. We also consent to the inclusion of this opinion as an exhibit to the Form H-(e)1-S Application of First Bancorp of Indiana, Inc. and the reference to and summary of this opinion in that Form H-(e)1-S.

Very truly yours,

OLIVE LLP

/s/ Douglas E. Born, CPA

Douglas E. Born, CPA
Partner